                                                                    EXHIBIT 5.1



            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]




April 30, 1999




El Paso Energy Corporation
El Paso Energy Building
1001 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:


                  We are acting as special counsel to El Paso Energy Corporation, a Delaware corporation ("El Paso"), in connection with the Registration Statement on Form S-4 (No. 333-75781), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of securities by El Paso, in connection with the transactions contemplated by the Second Amended and Restated Agreement and Plan of Merger, dated as of March 13, 1999, by and between El Paso and Sonat Inc., a Delaware corporation ("Sonat"). Pursuant to the Merger Agreement, Sonat will merge (the "Parent Merger") with and into El Paso, the Merger, or if stockholders of El Paso fail to approve and adopt the Merger Agreement and the Parent Merger at a Parent Meeting, a wholly owned subsidiary of El Paso will merge with and into Sonat. Capitalized terms used herein have the meanings set forth in the Merger Agreement.



                  Pursuant to the Merger Agreement, El Paso will issue to holders of shares of common stock, par value $1.00 per share of Sonat (the "Sonat Common Stock"):



                  (1) if the Merger Agreement and Parent Merger are approved and adopted by the stockholders of El Paso at a Parent Meeting, up to 115,488,577 shares of Common Stock, par value $1.00 per share of El Paso (the "El Paso Common Stock"); or


                  (2) if the Merger Agreement and the Parent Merger are not approved and adopted at a Parent Meeting, up to 19,090,665 shares of El Paso Common Stock and up to 42,477,073 Depositary Shares, each representing a one-fiftieth fractional interest in a whole share of Parent Preferred Stock.

                  We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than El Paso, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of El Paso and others.

                  Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

                  1. Assuming all the outstanding Sonat Common Stock in respect of which El Paso Common Stock is to be issued as described in the Registration Statement is validly issued, fully paid and nonassessable, the 115,488,577 shares of El Paso Common Stock, or any portion thereof, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                                      -2-                        April 30, 1999

                  2. Assuming all the outstanding Sonat Common Stock in respect of which the Depositary Shares, and the Parent Preferred Stock represented thereby, are to be issued as described in the Registration Statement, is validly issued, fully paid and nonassessable, and assuming the due authorization, execution and delivery of the Depositary Agreement by the parties hereto, and upon the fixing of the designations, relative rights, preferences and limitations of the Parent Preferred Stock by the Board of Directors of El Paso and proper and valid filing with the Office of the Secretary of State of the State of Delaware, of the Certificate of Designation setting forth the powers, designations, preferences and relative, participation, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, with respect to the Parent Preferred Stock, all in accordance with Section 151 of the General Corporation Law of the State of Delaware and in conformity with the Restated Certificate of Incorporation of El Paso, the Depositary Shares, and the Parent Preferred Stock represented thereby, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Joint Proxy Statement--Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the El Paso Common Stock, the Depositary Shares and the Parent Preferred Stock. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Very truly yours,

                                  Fried, Frank, Harris, Shriver & Jacobson


                                  By: /s/ WARREN DE WIED
                                     -------------------------------------
                                          Warren de Wied